                                  EXHIBIT 2.2

                          SUBORDINATED LOAN AGREEMENT
                          ---------------------------

     THIS LOAN AGREEMENT (this "Agreement") is made effective as of the 10/th/ day of June, 1999 (the "Effective Date"), by and between Global Sports, Inc., a Delaware corporation (the "Company") , and SOFTBANK America Inc., a Delaware corporation ("Lender").

                                   RECITALS

     WHEREAS, on the date hereof, the Company and Lender are entering into a Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which the Company intends to sell and Lender intends to acquire 6,153,850 shares of the Company's Common Stock, par value $.01 per share (the "Share Acquisition").

     WHEREAS, the Company and Lender wish to enter into this Agreement to fund the Company's operations until the closing of the Share Acquisition.

     IN WITNESS WHEREOF, the parties agree as follows:

     1.   The Loan.  Subject to the terms and conditions of this Agreement,
          --------
Lender agrees to lend to the Company, and the Company agrees to borrow from Lender, funds in an aggregate principal amount of Fifteen Million Dollars ($15,000,000) (the "Loan"), in one installment. The Loan shall be made on the date hereof. Interest shall accrue on the Loan from the date hereof. Lender will transmit the Loan via wire transfer of immediately available funds to the following account: Account No.: 323-266193, Bank Name: The Chase Manhattan Bank; ABA No.: 021000021; or pursuant to such other instructions as may have been provided in writing by the Company, and the Company will accept the Loan pursuant to the terms of this Agreement.

     2.   The Convertible Subordinated Note.  The Loan will be evidenced by, and
          ---------------------------------
repaid with interest in accordance with, an interest-bearing promissory note in the form of Exhibit A (the "Convertible Subordinated Note"), duly completed and
            ---------
dated as of the date of the Loan and delivered to Lender at or prior to the time of the Loan.

     3.   Interest and Payments.  Interest shall accrue and be paid to Lender on
          ---------------------
the outstanding and unpaid principal amount of the Loan at the rate of 4.98% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days consisting of twelve 30 day months. Payments of principal and interest will be made to Lender in the manner specified in the Convertible Subordinated Note.

     4.   Conditions to Funding of Loan.  The obligation of the Lender to make
          -----------------------------
the Loan is subject to the fulfillment on or prior to the time of funding of the Loan of the following conditions:

          (a) The representations and warranties made by the Company in Article III of the Purchase Agreement shall be true and correct in all material respects as of such time (except with respect to representations and warranties made as of a specific time, which shall be true in all material respects as of such time, and except for representations and warranties containing a materiality qualification, which must be true in all respects) with the same effect as though such representations and warranties had been made at and as of such time; and the Company shall have performed all obligations herein required to be performed by it on or prior to such time in all material respects (except with respect to obligations containing a materiality qualification, which must be performed in all respects).

          (b) The Company shall have duly executed and delivered the Purchase Agreement and the Convertible Subordinated Note.

          (c) The Company shall have duly executed and delivered the Registration Rights Agreement (as defined in the Purchase Agreement).

          (d) Michael G. Rubin shall have duly executed and delivered the Voting Agreement in the form attached hereto as Exhibit C to the Purchase Agreement.

          (e) If the Purchase Agreement is executed and delivered on a date prior to the date the Loan is funded, the President of the Company shall deliver to the Lender on the date of funding a certificate certifying that the conditions specified in Section 3(a) have been fulfilled.

          (f) The Lender shall have received from Blank, Rome, Comisky & McCauley LLP, counsel to the Company, an opinion addressed to the Lender, dated the date of such funding, reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to the Lender.

     5.   Events of Default.  The occurrence of any of the following events will
          -----------------
be an "Event of Default" hereunder:

          (a)  Voluntary Bankruptcy or Insolvency Proceedings. The Company shall
(i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing; or

          (b) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

          (c) Cross Default. The Company fails to pay or discharge any obligation in excess of $1,000,000 when due, whether by scheduled maturity, required prepayment, acceleration, or otherwise).

          (d) Judgment. Rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its subsidiaries in an aggregate amount in excess of $1,000,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter.

          (e) Conversion Default. With respect to outstanding obligations under the Convertible Subordinated Note, any breach by the Company with respect to its obligations to issue shares of Common Stock upon conversion of the Convertible Subordinated Note pursuant to Section 3 thereof.

     6.   Rights of the Lender upon Default.  Upon the occurrence or existence
          ---------------------------------
of an Event of Default specified in Section 5(a) or (b), immediately and without notice, all outstanding obligations payable by the Company hereunder and under the Convertible Subordinated Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of an Event of Default as specified in Sections 5(c), (d) or (e), the Lender may declare the outstanding obligations hereunder and under the Convertible Subordinated Note immediately due and payable by written notice to the Company and upon any such declaration such obligations shall become immediately due and payable.

     7.   Successors and Assigns.  This Agreement and the Convertible
          ----------------------
Subordinated Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     8.   Waiver and Amendment.  Any provision of this Agreement may be amended,
          --------------------
waived or modified upon the written consent of the Company and the Lender.

     9.   Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or the Holder without the prior written consent of the other party except (i) in the case of the Company, in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires, by purchase of assets, merger or otherwise, all or substantially all of the Company's property and assets, and (ii) in the case of Lender to any affiliates of Lender or SOFTBANK Corp., a Japanese corporation, including, without limitation, any partnership or other entity of which any direct or indirect subsidiary of SOFTBANK Corp. is a general partner or has investment discretion, or any employees of any of the foregoing.

     10.  Addresses for Notices, etc.  Any notices and other communications
          ---------------------------
required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

     If to Lender, to:   SOFTBANK Holdings Inc.
                         10 Langley Road, Suite 403
                         Newton Center, MA 02159
                         Attn: Ronald D. Fisher
                         Facsimile: (617) 928-9301

                         SOFTBANK America Inc.
                         300 Delaware Avenue, Suite 900
                         Wilmington, Delaware 19801
                         Attn: Francis Jacobs
                         Facsimile: (302) 552-3128

     with a copy to:     Sullivan & Cromwell
                         1888 Century Park East
                         Los Angeles, California 90067
                         Telephone:  (310) 712-6650
                         Telecopier: (310) 712-8800
                         Attention: John L. Savva, Esq.

     If to the Company, to:   Global Sports, Inc.
                              555 South Henderson Road
                              King of Prussia, Pennsylvania 19103
                              Telephone: (610) 768-0900
                              Telecopier: (610) 768-0753
                              Attention: Michael G. Rubin

     with a copy to:          Blank Rome Comisky & McCauley LLP
                              One Logan Square
                              Philadelphia, Pennsylvania 19103
                              Telephone:  (215) 569-5544
                              Telecopier: (215) 569-5628
                              Attention:  Arthur Miller, Esq.

     Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

     11.  Severability.  The holding of any provision of this Agreement to be
          ------------
invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Convertible Subordinated Note shall remain in full force and effect.

     12.  Governing Law.  This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                              Global Sports, Inc.,
                              a Delaware corporation


                              By:/s/ Michael G. Rubin
                                 ______________________________
                                 Michael G. Rubin

                              Title: Chairman and Chief Executive Officer
                                     ____________________________________


                              SOFTBANK America Inc.,
                              a Delaware corporation


                              By:/s/ Ronald D. Fisher
                                 ______________________________
                                 Ronald D. Fisher

                              Title: Vice-Chairman
                                    ___________________________